SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  /  /

Filed by a Party other than the Registrant  /x/

Check the appropriate box:

/  /  Preliminary Proxy Statement

/  /  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))

/  /  Definitive Proxy Statement

/  /  Definitive Additional Materials

/x/   Soliciting Material Pursuant to ss. 240a-12


                               HAVEN BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

                             FINANCIAL EDGE FUND, LP
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11:
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

/  /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee as provided by Exchange Act Rule 0-11(a)(2) and identify for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration No.:
          (3)  Filing Party:
          (4)  Date Filed:

                                 PL CAPITAL LLC

        2015 Spring Road                    323 Main Street
        Suite 290                           Chatham, New Jersey  07928
        Oak Brook, Illinois  60523          Tel: (973) 635-1177
        Tel: (630) 928-0231                 Fax: (973) 635-9078
        Fax: (630) 928-0232


                              AN IMPORTANT MESSAGE
                 FOR FELLOW SHAREHOLDERS OF HAVEN BANCORP, INC.
                            FROM THE PL CAPITAL GROUP

March 15, 2000

Dear Fellow Haven Stockholder:

The PL Capital Group (A) is the beneficial owner of 578,500 shares of Haven Bancorp, Inc. (approximately 6.4% of Haven's outstanding stock) as of March 13, 2000. As one of Haven's largest shareholders, we are extremely concerned about Haven's deteriorating financial performance and declining stock price. We have repeatedly communicated our concerns to Haven's Board and management (see our numerous Schedule 13Ds filed with the Securities and Exchange Commission). We have also repeatedly requested that we be placed on Haven's Board, without success.

We believe Haven's deteriorating financial performance is the result of a flawed supermarket banking expansion strategy and other significant missteps. Below is key financial data evidencing Haven's deteriorating financial performance between 1996 and 1999 (NOTE: Haven's supermarket strategy began in late 1996):

                     Performance Comparisons, 1996 vs. 1999
                               Haven Bancorp, Inc.

         -------------------------- ------------ -------------- ---------------
                 CATEGORY             1996(1)       1999(2)        % Change
         -------------------------- ------------ -------------- ---------------
         Total Non-Interest           $32 mil       $82 mil         +156%
         Expenses
         -------------------------- ------------ -------------- ---------------
         Net Income                  $13.5 mil     $12.6 mil         (7%)
         -------------------------- ------------ -------------- ---------------
         Earnings Per Share            $1.55         $1.38          (11%)
         -------------------------- ------------ -------------- ---------------
         Return on Assets              0.89%         0.46%          (48%)
         -------------------------- ------------ -------------- ---------------
         Return on Equity              14.0%         11.0%          (21%)
         -------------------------- ------------ -------------- ---------------
         Tangible Book Value/Share    $11.44        $11.22           (2%)
         -------------------------- ------------ -------------- ---------------
         Efficiency Ratio(3)            55%           79%            +44%
         -------------------------- ------------ -------------- ---------------
         Net Interest Margin           3.29%         2.72%          (17%)
         -------------------------- ------------ -------------- ---------------
         Tangible Equity/Assets        6.3%          3.4%           (46%)
         -------------------------- ------------ -------------- ---------------

(1) As of and for the year ended December 31, 1996 (excluding SAIF/BIF charge, net of taxes, per Haven's Annual Report)
(2) As of and for the year ended December 31, 1999 (per Haven's January 27, 2000 press release)
(3) Measures expenses as a percentage of gross revenue (lower percentage is regarded as better and more efficient); the average thrift in the U.S. has a 50% efficiency ratio (per SNL Securities)

     Haven spent $82 million on overhead in 1999, yet generated only $13 million in net income, one of the worst ratios in the thrift industry. Most thrifts in Haven's market area earn $.60 or more for every dollar spent on overhead, while Haven only returned $.15 for every dollar spent. Haven spent $50 million more on overhead in 1999 than in 1996, yet its earnings actually declined! For the past 3 years Haven has consistently ranked as one of the worst performing large thrifts in the United States. We believe it's time to put a stop to this wasting of the shareholder's money.



Because of our concerns, we recently filed proxy materials with the SEC in connection with Haven's upcoming Annual Meeting of Stockholders, scheduled for May 17, 2000. We intend to use those materials to solicit proxies from fellow Haven stockholders to elect two members of our Group, Richard Lashley and Garrett Goodbody, to Haven's Board of Directors.

If elected, our nominees will push Haven to consider all strategic alternatives to maximize the value of Haven's franchise and stock by:

1.  Aggressively reducing expenses, and
2. Pursuing the sale of Haven to a larger banking or financial institution, at a premium to Haven's current stock price

You will receive a proxy statement from Haven's management and Board, and you will be asked to return that proxy card.

We encourage you NOT to vote your shares until you receive and review our proxy materials.

If you have any questions or need further assistance please contact our proxy solicitor, Beacon Hill Partners, Inc., 90 Broad Street, New York, NY 10004;
(800) 755-5001;  or PL Capital (Richard  Lashley (973) 635-1177,  or John Palmer
(630) 928-0231).

Thank you for your consideration.

On behalf of the PL Capital Group,

/s/ Richard Lashley

Richard Lashley
Principal

We encourage you to read our proxy statement, which is available for free at the SEC's website (www.sec.gov). A copy of our proxy statement will also be sent directly to you. In addition, copies of our recent 13-D filings are available on the SEC's website. You may also contact us directly to obtain free copies.